Exhibit 10.1

December 21, 2007

Mr. David Suden

9955 Green valley Road

Cambria, CA 93428

Dear Dave:

This letter describes our agreement regarding your changing role with Rimage. You have made valuable and lasting contributions to Rimage during your 25 year tenure here.

1.

Your role as Chief Technology Officer will end as of December 31, 2007. Beginning January 1, 2008, your new title will be “Strategic Technology Consultant”. In that role, your responsibilities will be to provide Rimage with assistance and direction in developing a product and application roadmap for current and future optical related opportunities, to serve as Rimage’s technology expert in supporting global sales and marketing efforts, and to assist and support the President and CEO in a focused search for potential business and/or technology partners/acquisitions. You shall fulfill these responsibilities under the direction and control of the President and CEO.

2.

Your compensation package in the new role will be $327,375 on an annualized basis, to be paid through biweekly payroll through December 31, 2008. You will not be entitled to participate in any bonus or other incentive plan nor will you be eligible to receive stock options or other equity-based compensation. However, this compensation will be made without the contingencies associated with Rimage’s customary incentive plans.

3.	Your primary residence will be in California, but you will make yourself available to work in the Rimage office as needed.

4.	You will continue to be an active employee of Rimage through December 31, 2008 with all the benefits provided in connection with full-time employment, except as provided in this Agreement.

5.

Your status as Executive Officer will cease as of December 31, 2007. You will continue as a member of the Board of Directors of Rimage until the 2008 Annual Meeting of Shareholders or until your earlier resignation, death or removal.

6.

The Letter of Agreement related to severance and change in control matters dated March 19, 2007 will become null and void and will be superseded by this Agreement after December 31, 2007, provided the Non-disclosure and Noncompetition Agreement that you signed in connection with that Letter Agreement and dated November 4, 2004 (the “Non-Compete Agreement”) will remain in full force and effect.

7.

After December 31, 2008, if your active employment with Rimage is not extended by written agreement between you and Rimage, you may continue health and certain other insurance coverages, according to state and federal law (COBRA), beginning January 1, 2009 for up to eighteen months or until you become covered through another group plan, in which case your COBRA eligibility will end. You will be responsible for the full cost of the COBRA continuation coverage. Once your COBRA eligibility expires, you will have the option of exercising your “Individual Conversion Right” to move on to an individual plan with Rimage’s health plan provider, or you may apply for an individual policy. Rimage will make a one-time lump sum bonus payment to you with your final payroll of $39,000, less required withholding, intended to help defray the cost of your insurance premiums. This will be considered taxable income to you.

8.

Your stock options will continue vesting per their original schedule through December 31, 2008. You may exercise your vested stock options at any time before the earlier of March 31, 2009 or the expiration date of such options.

In consideration for these benefits:

1.

You hereby release, agree not to sue, and forever discharge Rimage, its affiliated entities, and their present or former officers, directors, agents, employees, successors and assigns (collectively the “Releasees”), from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Rimage, or the separation of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement. This release includes any claims you may have for wages, bonuses, deferred compensation, vacation pay, separation pay and/or benefits, defamation, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and any claim for discrimination or retaliation based on a protected class under state or federal law. You hereby waive any and all relief not provided for in this Agreement. You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed (to the extent that you are able to control such filing), any charge, complaint, or action of any nature or type against the Releasees, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination law.

2.

You agree to abide by the terms and conditions of the Non-Compete Agreement and agree that Rimage may, in addition to other remedies provided under that agreement, withhold payments due to you under this Agreement for violation of the Non-Compete Agreement. You also agree that the benefits provided under this Agreement provide further and sufficient consideration for your obligations under the Non-Compete Agreement.

3.

You agree that you will not disclose confidential or proprietary information of Rimage, or any subsidiaries or affiliates following your employment with Rimage. This includes, but is not limited to, information regarding clients or customers, information about the personal or business affairs of Rimage, or its affiliated entities, directors, officers, or employees.

4.	You agree that you will not disclose the terms of this Agreement to anyone except your immediate family members, or your legal or tax advisors unless compelled by law.

5.

During and after your employment with Rimage, you agree not to make or induce any other person to make disparaging statements of any kind, oral or written, regarding Rimage or its affiliated entities or their respective officers, directors, agents or employees, to any person or organization whatsoever, including without limitation to representatives of local, state, or federal agencies, members of the press or media, present or former employees or customers or suppliers of Rimage or its affiliated entities, or members of the public.

6.

On your last day of employment with Rimage, for no additional consideration provided to you other than the benefits provided herein, you will execute and deliver to the Company a further release of claims in the form of Exhibit A attached hereto.

7.

You agree that the terms of this Agreement and the Non-compete Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. You agree to consent to submit to the personal jurisdiction of the District Court of Hennepin County Minnesota or any court of the United States located in the State of Minnesota in the event any dispute arises out of this Agreement or the Non-compete Agreement or to enforce any of the terms thereof and you agree not to bring any action relating to this Agreement or the Non-compete Agreement or relating to the enforcement by Rimage of any of your obligations hereunder or thereunder in any court other than the District Court of Hennepin County or, if exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Minnesota.

You may review this Agreement with an attorney of your choice. You have twenty-one (21) days from the date you receive this Agreement to consider whether you wish to sign it. You acknowledge that if you sign this agreement before the end of the 21-day period, it is your voluntary decision to do so, and you waive the remainder of the 21-day period.

You understand that you may rescind this Agreement within seven (7) calendar days after signing it to reinstate claims under the Age Discrimination in Employment Act and fifteen (15) calendar days after signing it to reinstate claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must (a) be in writing; and (b) delivered to Pamela V. Lampert, Vice President, Planning and Organization Development, 7725 Washington Avenue South, Minneapolis, MN, 55439, by hand or by mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Pamela V. Lampert and sent by certified mail, return receipt requested. This Agreement will be effective upon the expiration of the required period without rescission. You understand that if you rescind this Agreement you will not continue to receive the benefits described above.

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return the original to me.

Sincerely,

Rimage Corporation

/s/	Pamela V. Lampert
By:	Pamela V. Lampert Vice President, Planning and Organization Development

Read and agreed to, this 31st day of December, 2007.

/s/	David Suden
David Suden

Exhibit A

To:  Rimage Corporation

I, the undersigned, in consideration of the benefits provided in the Agreement dated December __, 2007, hereby release, agree not to sue, and forever discharge Rimage, its affiliated entities, and their present or former officers, directors, agents, employees, successors and assigns (collectively the “Releasees”), from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, I have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with my employment with Rimage, or the separation of that employment, or otherwise, and however originating or existing, from December ___, 2007 through the date of this Release. This Release includes any claims I may have for wages, bonuses, deferred compensation, vacation pay, separation pay and/or benefits, defamation, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and any claim for discrimination or retaliation based on a protected class under state or federal law. I hereby waive any and all relief not provided for in this Release. I affirm that I have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed (to the extent that I am able to control such filing), any charge, complaint, or action of any nature or type against the Releasees, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination law.

I understand that I may rescind this Release within seven (7) calendar days after signing it to reinstate claims under the Age Discrimination in Employment Act and fifteen (15) calendar days after signing it to reinstate claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must (a) be in writing; and (b) delivered to Pamela V. Lampert, Vice President, Planning and Organization Development, 7725 Washington Avenue South, Minneapolis, MN, 55439, by hand or by mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Pamela V. Lampert and sent by certified mail, return receipt requested. I understand that any rescission of this Release shall not rescind or otherwise affect the release of claims contained in the Agreement and shall only reinstate claims as provided above arising from and after the date of the Agreement to the date of this Release. This Release will be effective upon the expiration of the required period without rescission. I understand that if I rescind this Agreement I will not continue to receive the benefits described above.

Dave Suden	Date